UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No.1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2020
FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

(312) 565-5700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Explanatory Note

On August 4, 2020, the Federal Home Loan Bank of Chicago (the “Bank”) announced on Form 8-K (the “Original 8-K”) that its Board of Directors (“Board”) named Michael Ericson as President and Chief Executive Officer (“CEO”), effective upon the retirement of Matthew R. Feldman on December 31, 2020. At the time of filing the Original 8-K, compensation relating to Mr. Ericson’s service as President and CEO was being finalized. The Bank is filing this Amendment No. 1 on Form 8-K/A to supplement the Original 8-K to disclose the terms of the Bank’s employment agreement with Mr. Ericson.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2020, the Bank executed an employment agreement (the “Employment Agreement”) between the Bank and its incoming President and CEO, Michael Ericson, effective January 1, 2021 (the “Effective Date”). The Bank’s Human Resources & Compensation Committee (the “HR&C Committee”) of the Board received a non-objection letter from the Federal Housing Finance Agency regarding the material terms of the Employment Agreement on September 11, 2020.

As outlined in the Employment Agreement:

a.
The Bank and Mr. Ericson have agreed to a compensation arrangement that closely align the interests of Mr. Ericson with the interests of the members of the Bank and that provides appropriate incentives to Mr. Ericson for the successful performance of his duties; and

b.
The Bank recognizes the valuable services that Mr. Ericson has rendered in his prior roles as a senior executive of the Bank and desires to be assured that he will continue his active participation in the business of the Bank, subject to the terms of the Employment Agreement, and desires to assure Mr. Ericson that his employment will continue subject to the terms of the Employment Agreement.

The Employment Agreement provides that, unless terminated earlier as provided for in the Employment Agreement, the Bank’s employment of Mr. Ericson will continue from the Effective Date through December 31, 2024 (“Term of the Agreement”). The “Term of the Agreement” also includes, as applicable, each subsequent one-year renewal period following the automatic renewal of the Employment Agreement pursuant to its terms, to the extent such automatic renewals occur.

The Employment Agreement provides for an initial base salary of $850,000, which base salary is effective as of the Effective Date. The HR&C Committee shall review Mr. Ericson’s performance at least annually. Following its review for the 2021 calendar year, the HR&C Committee may recommend that the Board increase Mr. Ericson’s base salary.

Pursuant to the Employment Agreement, Mr. Ericson remains eligible to participate in the Bank’s President and Executive Team Incentive Compensation Plan, as amended and restated to be effective January 1, 2017 (the “Incentive Plan”). Mr. Ericson is also eligible to participate in the Pentegra Financial Institutions Retirement Fund, Pentegra Defined Contribution Plan for Financial Institutions, and Post-December 31, 2004 Benefit Equalization Plan, effective January 1, 2005 and amended January 1, 2013. For a description of these plans, see “Part III - Item 11 - Executive Compensation - Executive Compensation Discussion & Analysis” in the Bank’s 2019 Annual Report on Form 10-K.

The terms of the Employment Agreement specify that Mr. Ericson is responsible for the payment of all federal, state, and local income and other taxes that may be due with respect to any payments made to him pursuant to the Employment Agreement; provided, however that if any provision of the Employment Agreement would cause Mr. Ericson to incur any additional tax or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulation or guidance promulgated thereunder, then the Bank may reform such provision provided that it shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating Section 409A of the Code and notify and consult with Mr. Ericson regarding such amendments or modifications prior to the effective date of any change.

Under the terms of the Employment Agreement, in the event that Mr. Ericson’s employment with the Bank is terminated by him through retirement, Mr. Ericson is entitled to receive the following payments and benefits:

1.	all accrued and unpaid salary for time worked as of the date of termination;

2.	all accrued but unutilized vacation time as of the date of termination;

3.	A lump sum payment in an amount equal to the incentive compensation he would have otherwise been entitled for:

(i)
the total incentive award (both annual and deferral component) under the Incentive Plan, or any successor plan, for the year in which termination occurs, calculated as if all performance targets for the current annual and deferral award period had been met at the target award level and pro-rated based on the number of full months Mr. Ericson was employed during the year of termination, divided by 12, plus

(ii)
any previously deferred award (50% of the total incentive award) under the Incentive Plan, or any successor plan, not subject to pro-ration or further adjustments based on performance target achievement during the deferral period;

as determined without any regard to whether Mr. Ericson’s termination affects his eligibility to receive an incentive award under the Incentive Plan; and provided, however that the HR&C Committee may, in its discretion, reduce or eliminate any incentive compensation amounts paid under this item 3 for any of the circumstances set forth in Section 5.3(b)(1)-(3) or (5) the Incentive Plan to the extent the circumstances existed at or before the time Mr. Ericson provided notice of termination, or any provision set forth in any successor plan, as applicable; and

4.
participation in the Bank’s retiree health care benefit plans for Mr. Ericson and his spouse, in accordance with the terms of the Federal Home Loan Bank of Chicago Description of Retiree Medical Coverage.

If Mr. Ericson’s employment with the Bank is terminated by resignation other than for Good Reason (as defined in the Employment Agreement), Mr. Ericson will be entitled to the payments in items (1) through (3) above. If Ericson’s employment with the Bank is terminated by the Board for Cause (as defined in the Employment Agreement), Mr. Ericson will be entitled only to the amounts in items (1) and (2) above. If Mr. Ericson’s employment with the Bank is terminated by reason of death or Disability (as defined in the Employment Agreement), or by the Bank other than for Cause, or by resignation for Good Reason, or by non-renewal of the Employment Agreement by the Bank, Mr. Ericson will be entitled to the payments in items (1) through (3) above, as well as salary continuation (at the base salary in effect at the time of termination) for a period of one year, and continued participation in the Bank’s employee health care benefit plans for Mr. Ericson and his spouse, in accordance with the terms of the Bank’s employee severance plan that would be applicable if Mr. Ericson’s employment had been terminated pursuant to such plan (provided, however, the Bank shall continue paying the employer’s portion of Mr. Ericson’s medical and/or dental insurance premiums, if Mr. Ericson had been participating in either or both programs for one year prior to termination.)

The Employment Agreement provides that Mr. Ericson will not be entitled to any other compensation, bonus, incentive, or severance pay from the Bank other than those specified above and any vested rights that he has under any pension, thrift, or other benefit plan, excluding the Bank’s employee severance plan, and for termination by all means except for Cause, the Incentive Plan.

The terms of the Employment Agreement also specify that the right to receive payments under the termination scenarios described above (except for termination by the Board for Cause) are contingent on Mr. Ericson being in compliance with the restrictive covenants, return of property, future cooperation/assistance, and publicity/non-disparagement provisions of the Employment Agreement as of the date payment is due. Moreover, with respect to certain termination scenarios, the rights to receive the following benefits are subject to Mr. Ericson’s execution of a general release against the Bank in such form as the Bank shall reasonably require: (x) incentive compensation payments set forth in item (3) above; (y) participation in the Bank’s health care benefit plans; and/or (z) salary continuation for a period of one year.

The foregoing summary is qualified in its entirety by the terms and conditions set forth in the Employment Agreement, which are incorporated by reference in this Item 5.02. A copy of the Employment Agreement is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Federal Home Loan Bank of Chicago and Michael Ericson, entered into as of January 1, 2021

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN BANK OF CHICAGO

Date: September 18, 2020	By: /s/ Laura M. Turnquest
Laura M. Turnquest Executive Vice President, General Counsel and Corporate Secretary